UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):      July 20, 2007
Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9400 East Market Street Warren, Ohio	44484

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (330) 856-2443

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   Other Events.
On July 20, 2007, Stoneridge, Inc. (the “Company”) announced that it had launched a tender offer and consent solicitation with respect to all $200.0 million of its outstanding principal amount of 11 1/2% Senior Notes due 2012. The consent solicitation seeks consents from holders of the notes to eliminate certain restrictive covenants and events of default from the note indenture.
The tender offer and consent solicitation are subject to the terms and conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated July 20, 2007 (the “Offer to Purchase and Consent Solicitation Statement”). The consent deadline is midnight, New York City time, on August 2, 2007 and the tender offer will expire at midnight, New York City time, on August 16, 2007, unless extended. Additional information concerning the tender offer, the consent solicitation, the tender price and the conditions to the tender offer and consent solicitation are set forth in the press release including such announcement, which is filed herewith as Exhibit 99.1.
This announcement constitutes neither an offer to purchase nor a solicitation of an offer to sell the notes. The tender offer and consent solicitation will be made only pursuant to the Offer to Purchase and Consent Solicitation Statement, which will be delivered to all note holders. Persons with questions regarding the tender offer and the consent solicitation should contact Credit Suisse Securities (USA) LLC, the Dealer Manager and Solicitation Agent, at (212) 325-7596, or Global Bondholder Services Corporation, the Information Agent, at (212) 430-3774 (for banks and brokers only) or (866) 612-1500 (for all others toll-free).
ITEM 9.01   Financial Statements and Exhibits.
          (d)  Exhibits.
                   99.1   Press release, dated July 20, 2007.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.
Date: July 25, 2007

/s/ George E. Strickler
George E. Strickler, Executive Vice President, Chief
Financial Officer and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX
99.1     Press release dated July 20, 2007.